EXHIBIT 10.1
ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is entered into this 24th day of December, 2009 (the “Agreement”), by and among Capital Growth Systems, Inc., a Florida corporation (“CGSI”), Global Capacity Group, Inc. a Texas corporation (“GCG”) and Global Capacity Direct, LLC (f/k/a Vanco Direct USA, LLC) a Delaware limited liability company (“Vanco” and together with CGSI and GCG, each a “Seller” and collectively, the “Sellers”), and Global Telecom & Technology Americas, Inc., a Virginia corporation (“Buyer”).

R E C I T A L S:

A.           GCG or Vanco have entered into contracts with those customers set forth on Exhibit A to provide point to point circuits for the transmission of data (“Circuits”) pursuant to a service level agreement.  Each such service level agreement is hereinafter referred to as a “Customer Contract” with the customer of the Seller subject to the Customer Contract being a “Customer.”

B.           In order to provide the Circuit(s) for each Customer Contract, one or more of the Sellers has entered into a master service agreement with each of the providers of telecommunications connectivity with respect to such Circuit(s) (each such entity being a “Supplier” and each point of connection within a Circuit provided by the Supplier is hereinafter referred to as a “Circuit Leg”).  The contractual obligation of each of the Sellers with respect to each of the Circuit Legs is hereinafter referred to as a “Supplier Contract”, a list of which is set forth on Exhibit B.

C.           Both GCG and Vanco hold domestic and international Section 214 authorizations from the U.S. Federal Communications Commission (“FCC”) and certificates of public convenience and necessity or the equivalent from various state telecommunications regulatory commissions (the “State Commissions” and, collectively with the FCC, the “Telecom Regulatory Authorities”), as necessary for them to lawfully engage in the business of providing Circuits for their Customers.  The regulatory approval necessary from the FCC for the assignment of each Circuit to Buyer hereunder is hereinafter referred to as an “FCC Approval”.

D.           The Sellers desire to assign and otherwise transfer to Buyer, and Buyer desires to receive from the Sellers, each Customer Contract, subject to the corresponding Supplier Consent (as defined below), in each case on the terms and subject to the conditions set forth herein, with each such assignment being referred to hereafter as an “Assignment” and which Assignment will be conditioned upon: (a) receipt from the applicable Customer of its written consent to the Assignment of its Customer Contract from the applicable Seller to Buyer, in a form reasonably acceptable to Buyer (each, a “Customer Consent”), if required under the terms and conditions of such Customer Contract (if no consent is required for the Assignment of a Customer Contract under the terms and conditions thereof, then the applicable Customer shall be provided with prior notice of the Assignment in accordance with the terms and conditions of such Customer Contract and applicable law, in a written notice in a form reasonably satisfactory to Buyer, but Customer Consent shall not be required with respect to such Customer Contract); (b) receipt from the Supplier(s) of connectivity related to the applicable Customer Contract(s) of an agreement, to be effective as of the date of the Assignment of that Customer Contract and in a form reasonably satisfactory to Buyer, providing that: (i) there are no outstanding costs, fees, taxes or other obligations under the Supplier Contract covering the Circuits provided under such Customer Contract (“Circuit Supplier Obligations”) or if there are Circuit Supplier Obligations, a statement of the amount thereof (which shall be applied as a credit against the purchase price for the assignment of the Customer Contract corresponding to such Circuit Supplier Obligation pursuant to the terms of Section 2.1(a) below; provided, however, that in no event shall the aggregate amount of Circuit Supplier Obligations with respect to any Closing, together with the Customer Deposit(s) (as defined below) with respect to such Closing, be greater than the aggregate Purchase Price (as defined below) for the Circuits being purchased by Buyer at the applicable Closing); (ii) the applicable Seller shall not be liable for any costs, fees, taxes or other obligations under the Supplier Contract covering the Circuit Legs provided under such Customer Contract, solely to the extent arising out of provision of such Circuit Legs to Buyer after the Closing Date with respect to such Supplier Contract; and (iii) the applicable Supplier will provide the Circuit Leg(s) covered by such Supplier Contract to Buyer under Buyer’s existing contract with such Supplier (or a new contract to be entered into between the Supplier and Buyer if no Supplier Contract presently exists with Buyer) for at least the remaining term thereof on terms no more costly per month than prior to the Assignment, unless Buyer accepts other terms in its sole discretion (each, a “Supplier Consent”) (each Customer Consent and Supplier Consent with respect to a Customer Contract or Supplier Contract is referred to collectively as a “Contractual Consents” for such Customer Contract or Supplier Contract); and (c) receipt of the FCC Approval with respect to such Assignment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Buyer and each Seller hereby agree as follows:

ARTICLE I
ASSIGNMENT AND ASSUMPTION

1.1   Assignment of Purchased Assets.  Upon the terms and subject to the conditions set forth herein, at each Closing (as defined herein), the applicable Seller shall assign and deliver to Buyer, and Buyer shall assume, free and clear of all liens, mortgages, pledges, easements, conditional sale or other title retention agreements, defects in title, covenants or other restrictions of any kind (collectively, “Encumbrances”), only the following assets of the Sellers (collectively, the “Purchased Assets”):

(a) each of the Customer Contracts and all rights thereunder related to services rendered following the Closing at which such Customer Contract is assigned to Buyer hereunder, including all of the applicable Seller’s rights, claims or causes of action against third parties relating to each such Customer Contract;

(b) copies of all books and records in the Sellers’ possession relating to the Customer Contracts, including a tab-delimited Microsoft Excel spreadsheet, in form reasonably satisfactory to Buyer, with the billing and other information concerning the Customers (collectively, the “Books and Records”); and

(c) any deposit(s) previously provided by the applicable Customer(s) to any of the Sellers with respect to the Customer Contracts (the “Customer Deposits”).

1.2   Excluded Assets.  Buyer is purchasing only the Purchased Assets referred to in Section 1.1, and is not purchasing any other asset of any of the Sellers (all such assets not being purchased by Buyer pursuant to this Agreement are collectively referred to as the “Excluded Assets”).

1.3   Assumed Liabilities.  Buyer hereby agrees to assume only the Liabilities of the Sellers under each Customer Contract assigned to Buyer hereunder, in each case solely to the extent relating to circumstances or events first occurring or existing after the Closing at which such Customer Contract is assigned to Buyer hereunder (and specifically excluding: (a) any Liabilities for any breach of or default under any such Customer Contract by any of the Sellers that occurred prior to such Closing; or (b) any violation of law by any of the Sellers that occurred prior to the Closing) (collectively, the “Assumed Liabilities”).  For purposes of this Agreement, “Liability” or “Liabilities” means any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

1.4   Excluded Liabilities.  Except for the Assumed Liabilities, Buyer shall not assume or otherwise be obligated to pay, perform or otherwise discharge any Liability of any Seller (all such Liabilities being herein called the “Excluded Liabilities”).  Without limiting the generality of the foregoing, the Excluded Liabilities include: (a) any Liabilities of any of the Sellers under any Customer Contract relating to circumstances or events occurring or existing on or prior the Closing at which such Customer Contract is assigned to Buyer hereunder; (b) any outstanding costs, fees, taxes or other obligations under any Supplier Contract covering the Circuits provided under any Customer Contract assigned to Buyer hereunder as of the Closing at which such Customer Contract is assigned to Buyer hereunder; and (c) any Liability under any Bulk Sales Law (as defined below).  Notwithstanding anything to the contrary herein, to the extent that any Circuit Supplier Obligations are deducted from the Purchase Price at any Closing hereunder, then the amount of such Circuit Supplier Obligations shall be an Assumed Liability under this Agreement for which the Seller Indemnified Parties are entitled to indemnification from Buyer under Article IX in accordance with the terms and conditions thereof.

1.5   Non-Assigned Purchased Assets.  Notwithstanding anything to the contrary in this Agreement, if, despite the parties each having satisfied their respective obligations under Section 8.2 (Regulatory and Other Approvals):  (i) Closing does not occur with respect to any Customer Contract by March 31, 2010 (the “Outside Date”), or (ii) Seller is unable to obtain a release of lien from the holders of debt secured with a collateral pledge of any Customer Contract by the Outside Date, then: (a) this Agreement shall not constitute an assignment or transfer of such Customer Contract; and (b) the Supplier Consent under the Supplier Contract covering the Circuits provided under such Customer Contract will be deemed to have been rescinded solely with respect to such Customer Contract.

1.6   Revenue.  If any of the Sellers receives any revenue (other than any revenue for which Buyer has received a credit pursuant to Section 2.1(a)) that is attributable to any services provided by Buyer under any of the Customer Contracts on or after the Closing with respect to such Customer Contract  (“Buyer Revenue”), it shall hold such Buyer Revenue in trust for Buyer and, as soon as reasonably practicable after receipt thereof, pay all of such Buyer Revenue over to Buyer, by check or wire transfer of immediately available funds.  If Buyer receives any revenue that is attributable to any services provided by any of the Sellers under any of the Customer Contracts prior to the Closing with respect to such Customer Contract (“Seller Revenue”), it shall hold such Seller Revenue in trust for the Sellers and, as soon as reasonably practicable after receipt thereof, pay all of such Seller Revenue over to the Sellers, by check or wire transfer of immediately available funds.  If either the Sellers or Buyer receives any revenue that is not designated by the applicable Customer as either Buyer Revenue or Seller Revenue and is not otherwise reasonably identifiable as either Buyer Revenue or Seller Revenue, the receiving party shall provide written notice thereof to the other party, contact the applicable Customer and otherwise use commercially reasonable efforts to determine whether such payment is Buyer Revenue or Seller Revenue, provide written notice to the other party of the determination and, if applicable, make payment to the other party as described above.

1.7   Bulk Sales Laws.  Buyer and the Sellers each hereby waive, to the fullest extent allowable under applicable law, compliance with the requirements of the bulk sales or bulk transfer laws of any jurisdiction which may be applicable to the transactions contemplated by this Agreement (“Bulk Sales Law”).

ARTICLE II
PURCHASE AND SALE

2.1   Purchase Price.

(a)   The aggregate purchase price for all the Purchased Assets shall be eight million  dollars ($8,000,000) (the “Purchase Price”), consisting of payment by Buyer to the applicable Seller of the Purchase Price for each Circuit under each Customer Contract being assigned to Buyer hereunder, as set forth next to the name of such Customer Contract and such Circuit on Exhibit A hereto (the Purchase Price for each such Circuit being a “Circuit Purchase Price”), from which shall be deducted:

(i)   the amount of any prepayments received by any of the Sellers on or prior to the Closing with respect to the Customer Contract(s) being assigned to Buyer hereunder for services to be rendered under such Customer Contract(s) following the Closing with respect to such Customer Contract; and

(ii)   the amount of any outstanding Circuit Supplier Obligations under the Supplier Contract(s) covering the Circuits provided under the Customer Contract(s) being assigned to Buyer hereunder as of the Closing with respect to each such Customer Contract (which deducted amount shall be paid by Buyer to the applicable Supplier(s) at such Closing by wire transfer of funds as payment against the Supplier Contract(s) in question).

(b)   In the event that, despite the parties each having satisfied their respective obligations under Section 8.2 (Regulatory and Other Approvals), the Customer Consent is not obtained for one or more of the Customer Contracts and corresponding Circuits included on Exhibit A hereto (each, a “Non-Purchasable Circuit”), the Sellers shall have the right, after providing at least ten (10) Business Days prior written notice to Buyer, to replace such Non-Purchasable Circuit(s) and instead assign to Buyer a circuit(s) within Sellers’ inventory which has a Monthly Recurring Margin (defined as the gross monthly revenue derived from such circuit minus the gross monthly vendor cost incurred by such circuit) equal or greater to that of such Non-Purchasable Circuit(s), that is, in each case, reasonably acceptable to Buyer.

2.2   Closings.

(a)   Closings of the purchases and sales by Buyer and the Sellers of Customer Contracts under this Agreement (each, a “Closing” and collectively, the “Closings”) shall occur as set forth in this Section 2.1.  The date on which each Closing is actually held is sometimes referred to herein as its “Closing Date.”

(b)   Subject to the fulfillment or waiver of the conditions set forth in Articles V and VI, the initial Closing (the “Initial Closing”) shall be held at the offices of the Sellers at 10:00 am (central time) two (2) business days after the date on which: (i) the FCC Approval has been provided by the FCC; and (ii) both  Contractual Consents (i.e., the Customer Consent and the Supplier Consent) have been obtained with respect to Customer Contract(s) collectively covering Circuit(s) with an aggregate Circuit Purchase Price that both: (A) is at least seventy-five percent (75%) of the Purchase Price, and (B) results in Net Proceeds (as defined below) of at least four million dollars ($4,000,000) (collectively, the “Initial Closing Customer Contracts”); provided, however, that in no event will the Initial Closing occur after the Outside Date.  For purposes of this Agreement, “Net Proceeds” means, with respect to the applicable Circuits, the aggregate Purchase Price for such Circuits minus the aggregate Circuit Supplier Obligations amount (if any) with respect to such Circuits.  At the Initial Closing, the Sellers shall transfer to Buyer any Customer Deposit(s) with respect to the Initial Closing Customer Contract(s).

(c)   If less than all of the Customer Contracts are assigned by the Sellers to Buyer at the Initial Closing, then an additional Closing shall be held on the two (2) week anniversary of the Closing Date of the Initial Closing (the “First Subsequent Closing”), with respect to the Customer Contract(s), if any, for which both Contractual Consents were not obtained by the Closing Date of the Initial Closing but have been obtained by the Closing Date of the First Subsequent Closing  and the fulfillment or waiver of the conditions set forth in Articles V and VI has occurred (collectively, the “First Subsequent Closing Customer Contracts”).

(d)   If less than all of the Customer Contracts are assigned by the Sellers to Buyer at the Initial Closing and the First Subsequent Closing, then an additional Closing shall be held on the two (2) week anniversary of the Closing Date of the First Subsequent Closing (the “Second Subsequent Closing” and, together with the First Subsequent Closing, the “Subsequent Closings”), with respect to the Customer Contract(s), if any, for which both Contractual Consents were not obtained by the Closing Date of the First Subsequent Closing but have been obtained by the Closing Date of the Second Subsequent Closing and the

fulfillment or waiver of the conditions set forth in Articles V and VI has occurred (collectively, the “Second Subsequent Closing Customer Contracts”).

(e)   Notwithstanding anything to the contrary in this Agreement, in no event will any Customer Contract for which the applicable Customer has provided to any Seller a disconnect notice or other notice of termination be assigned to Buyer under this Agreement or otherwise be included in the Purchased Assets.

2.3   Seller Initial Closing Deliverables.  At the Initial Closing, the Sellers shall deliver to Buyer:

(a)   a certificate, dated as of the Closing Date for the Initial Closing, in form and substance reasonably satisfactory to Buyer, certifying that: (i) the conditions to Buyer’s obligation to consummate the Initial Closing set forth in Section 2.2(b) and Article V have been satisfied (a “Seller Initial Closing Certificate”); and (ii) attached thereto are correct and complete copies of the resolutions evidencing all approvals of the board of directors/board of managers and stockholders/equity holders required under applicable law and the organizational documents of each of the Sellers in connection with the execution and delivery of this Agreement and performance and consummation of the transactions contemplated hereby;

(b)   evidence reasonably satisfactory to Buyer that all of the conditions to Buyer’s obligation to consummate the Initial Closing set forth in Section 2.2(b) and Article V have been satisfied, including copies of: (i) the Customer Consent(s) relating to the Customer Contract(s) being assigned to Buyer at the Initial Closing, duly executed by the applicable Customer(s) (or proof of sending of notice of assignment if Customer Consent is not required under applicable law and the terms and conditions of the applicable Customer Contract); (ii) evidence reasonably satisfactory to Buyer of the Supplier with respect to each Supplier Contract covering the Circuits provided to the Customers under the applicable Customer Contracts(s) having either: (A) agreed to supply such Circuits to Buyer under an existing contract with Buyer, or (B) entered into a new contract with Buyer, on terms reasonably acceptable to Buyer, under which such Supplier will provide such Circuits to Buyer, in each case for a term no less than the remaining term of the corresponding Customer Contracts), duly executed by the applicable Seller and the applicable Supplier (each, an “Initial Closing Supplier Consent”); (iii) documents reasonably satisfactory to Buyer evidencing release by the Lenders of all of their respective security interest(s) in the Customer Contract(s) being assigned to Buyer at the Initial Closing; and (iv) the Lender Consent(s) with respect to assignment of the Customer Contract(s) being assigned to Buyer at the Initial Closing, duly executed by the applicable Lenders;

(c)   such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery to Buyer of the Customer Contract(s) being assigned to Buyer at the Initial Closing;

(d)   the Books and Records; and

(e)   any Customer Deposit(s) with respect to the Initial Closing Customer Contract(s); provided, however, that: (i) the Sellers shall be entitled, in lieu of delivering such Customer Deposits to Buyer, to instead provide a credit for such amount against the Purchase Price to be paid at such Closing, in which event Buyer shall assume the liability to the applicable Customers for such Customer Deposits; provided, however, that in no event shall the aggregate Customer Deposit(s) with respect to any Closing, together with the aggregate amount owed to Supplier(s) with respect to such Closing (as described in Recital D hereto), exceed the Purchase Price for such Closing.

2.4   Buyer Initial Closing Deliverables.  At the Initial Closing, Buyer shall deliver to the Sellers:

(a)   a certificate, dated as of the Closing Date for the Initial Closing, in form and substance reasonably satisfactory to the Sellers, certifying that the conditions to the Sellers’ obligation to consummate the Initial Closing set forth in Section 2.2(b) and Article VI have been satisfied (the “Buyer Initial Closing Certificate”);

(b)   the aggregate Purchase Price with respect to the Circuits under the Customer Contract(s) being assigned to Buyer at the Initial Closing, by wire transfer of immediately available funds to the account(s) of the applicable Seller(s);

(c)   the Assignment of each Customer Contract being assigned to Buyer at the Initial Closing, duly executed by Buyer;

(d)   the Initial Closing Supplier Consents relating to the Supplier Contract(s) covering the Circuits provided to Customers under the Customer Contracts(s) being assigned to Buyer at the Initial Closing, duly executed by Buyer; and

(e)   to the extent that the Sellers elect to have Buyer assume the liability for the Customer Deposit(s) with respect to the Customer Contract(s) being assigned to Buyer at such Closing as noted in Section 2.3(e) above, Buyer hereby covenants and agrees that such liability shall be borne solely by Buyer and not by any Seller.

2.5   Seller Subsequent Closing Deliverables.  At each Subsequent Closing, the Sellers shall deliver to Buyer:

(a)   a certificate, dated as of the Closing Date for such Subsequent Closing, in form and substance reasonably satisfactory to Buyer, certifying that the conditions to Buyer’s obligation to consummate such Subsequent Closing set forth in Section 2.2(c) or (d) (as applicable) and Article V have been satisfied (each, a “Seller Subsequent Closing Certificate” and, together with the Seller Initial Closing Certificate, the “Seller Closing Certificate”);

(b)   evidence reasonably satisfactory to Buyer that all of the conditions to Buyer’s obligation to consummate such Subsequent Closing set forth in Section 2.2(c) or (d) (as applicable) and Article V have been satisfied, including copies of: (i) the Customer Consent(s) relating to the Customer Contract(s) being assigned to Buyer at such Subsequent Closing, duly executed by the applicable Customer (or due evidence that Customer ; (ii) evidence reasonably satisfactory to Buyer of the Supplier with respect to each Supplier Contract covering the Circuits provided to the Customers under the applicable Customer Contracts(s) having either: (A) agreed to supply such Circuits to Buyer under an existing contract with Buyer, or (B) entered into a new contract with Buyer, on terms reasonably acceptable to Buyer, under which such Supplier will provide such Circuits to Buyer, in each case for a term no less than the remaining term of the corresponding Customer Contracts), duly executed by the applicable Seller and the applicable Supplier (each, a “Subsequent Closing Supplier Consent”); (iii) documents reasonably satisfactory to Buyer evidencing release by the Lenders of all of their respective security interest(s) in the Customer Contract(s) being assigned to Buyer at such Subsequent Closing; and (iv) the Lender Consent(s) (as defined below) with respect to Assignment of the Customer Contract(s) being assigned to Buyer at such Subsequent Closing, duly executed by the applicable Lender(s);

(c)   such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Customer Contracts being assigned to Buyer at such Subsequent Closing; and

(d)   any Customer Deposit(s) with respect to such Subsequent Closing Customer Contract(s); provided, however, that: (i) the Sellers shall be entitled, in lieu of delivering such Customer

Deposits to Buyer, to instead provide a credit for such amount against the Purchase Price to be paid at such Closing, in which event Buyer shall assume the liability to the applicable Customers for such Customer Deposits; provided, however, that in no event shall the aggregate Customer Deposit(s) with respect to any Closing, together with the aggregate amount owed to Supplier(s) with respect to such Closing (as described in Recital D hereto), exceed the Purchase Price for such Closing.

2.6   Buyer Subsequent Closing Deliverables.  At each Subsequent Closing, Buyer shall deliver to the Sellers:

(a)   a certificate, dated as of the Closing Date for such Subsequent Closing, in form and substance reasonably satisfactory to the Sellers, certifying that the conditions to the Sellers’ obligation to consummate such Subsequent Closing set forth in Section 2.2(c) and Article VI have been satisfied (the “Buyer Subsequent Closing Certificate” and, together with the Buyer Initial Closing Certificate, the “Buyer Closing Certificate”);

(b)   the aggregate Purchase Price with respect to the Circuits under the Customer Contract(s) being assigned to Buyer at such Subsequent Closing, by wire transfer of immediately available funds to the account(s) of the applicable Seller(s);

(c)   the Assignment of each Customer Contract being assigned to Buyer at such Subsequent Closing, duly executed by Buyer;

(d)   the Subsequent Closing Supplier Consent(s) relating to the Supplier Contract(s) covering the Circuits provided to Customers under the Customer Contracts(s) being assigned to Buyer at such Subsequent Closing, duly executed by Buyer; and

(e)   to the extent that the Sellers elect to have Buyer assume the liability for the Customer Deposit(s) with respect to the Customer Contract(s) being assigned to Buyer at such Closing as noted in Section 2.5(d) above, Buyer hereby covenants and agrees that such liability shall be borne solely by Buyer and not by any Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby jointly and severally represents and warrants to Buyer as follows:

3.1   Existence; Good Standing, Authority; Enforceability.

(a)   Each Seller is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all required power and authority to own or lease its properties and assets and to conduct its business as presently conducted.  Each Seller is duly qualified to do business and in good standing as a foreign entity in all jurisdictions in which the failure to be so qualified would be reasonably likely to have a material adverse effect on such Seller.

(b)   Each Seller has full authority and capacity to execute, deliver and perform this Agreement and all of the other documents contemplated hereby to be executed by such Seller.  The execution, delivery and performance by each Seller of this Agreement and all of the other documents contemplated hereby to be executed by such Seller have been duly authorized by all required action on the part of such Seller (including approval by its board of directors, board of managers, stockholders or equity holders, as applicable).

(c)   This Agreement and all of the other documents contemplated hereby to be executed by each Seller have been duly executed and delivered by such Seller and this Agreement is, and each of such other documents upon execution and delivery will be, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms.

3.2   Non-Contravention; Third Party Notices, Consents and Approvals.

(a)   Neither the execution and delivery of this Agreement and the other documents contemplated hereby to be executed by each Seller, nor the consummation of any of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, will: (i) violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under: (A) under the Organizational Documents of any Seller, (B) any agreement, instrument, right, restriction, license or obligation to which any Seller is a party or any of the Purchased Assets is subject or by which any Seller is bound, except for the required consents of the Agent and/or corresponding lenders under the existing loan agreements (and corresponding loan documents) to which the Sellers are subject with each of: (I) ACG CGS, L.L.C., as Agent for itself and any other named senior lenders (collectively, the “Senior Lenders”); and (II) the purchase agreements with the holders of each of the Amended and Restated March Debentures, July Debentures, November Debentures and VPP Debentures, as those terms are defined in the Purchase Agreement, dated as of July 31, 2009, pursuant to which CGSI issued secured debentures (collectively, the “Subordinated Lenders” and, together with the Senior Lenders, the “Lenders”) (collectively, the “Lender Consents”); (C) any judgment, order or decree of any state, federal or local court or tribunal to which any Seller is a party or any of the Purchased Assets is subject or by which any Seller is bound, or (D) any federal or state law affecting any Seller or the Purchased Assets (with the understanding by Buyer that no representation or warranty is being made as to  the compliance of the contemplated transactions with the applicable state telecommunications laws and is contingent upon obtaining the FCC Approval); or (ii) result in the creation or imposition of any Encumbrance upon any of the Purchased Assets.  For purposes of this Agreement: (i) “Person” means any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, governmental authority or other entity; and (ii) the “Organizational Documents” of a Person means: (A) its articles of incorporation, certificate of incorporation, certificate of formation or similar document(s) filed with a governmental authority, which filing forms or organizes the Person; and (B) its bylaws, limited liability company operating agreement, partnership agreement, trust agreement or similar document(s), whether or not filed with a governmental authority, which organize or govern the internal affairs of such Person, as amended to date and in effect at the time in question.

(b)   Except for: (i) the Regulatory Approvals; (ii) required Lender Consents; and (iii) the Contractual Consents, no notice to, or consent of or with, any governmental entity or, with respect to any of the Supplier Contracts or any of the Customer Contracts, any third Person, is required to be obtained by any Seller in connection with the execution and delivery by the Sellers of this Agreement and the other documents contemplated hereby to be executed by each Seller, or the consummation of the transactions contemplated hereby or thereby.

3.3   Customer Contracts and Supplier Contracts.  Each Customer Contract and each Supplier Contract is the legal, valid, binding obligation of the parties thereto, enforceable against each such party in accordance with its terms.  Except as set forth on Schedule 3.3(a)and except for instances in which the Sellers are past due on payment terms under Supplier Contracts and instances in which Customers are less than ninety (90) days past due on payment terms under Customer Contracts, no party to any Customer Contract or Supplier Contract is in material breach or default thereof, and no event has occurred that, with or without notice or lapse of time, would constitute a material breach or default thereunder, or permit termination, modification or acceleration thereunder.  Except as set forth on Schedule 3.3(b) and except for normal churn in the ordinary course of business, none of the Customers or the Suppliers has, within the one year period prior to the date of this Agreement, made any adverse change in its relationship with any of the Sellers as it relates to the Customer Contracts (for Customers) or Supplier Contracts (for Suppliers).  Except as set forth on Schedule 3.3(c), none of the Sellers has received any notice or other communication stating, and no Seller otherwise has any reason to believe that, any of the Customers or Suppliers will terminate its relationship with the Sellers or make any other adverse change in its relationship with any of the Sellers as it relates to any of the Customer Contracts or Supplier Contracts.

3.4   Litigation.  Except as set forth on Schedule 3.4, there are no lawsuits, claims, proceedings or investigations (collectively, “Proceedings”) pending or, to the Sellers’ knowledge, threatened against or affecting any Seller in respect of, or that would reasonably be expected to affect, any of the Customer Contracts or Supplier Contracts nor, to the best knowledge of each Seller, is there any basis for any of the same, and there is no lawsuit, claim or proceeding pending in which any Seller is the plaintiff or claimant which relates to any of the Customer Contracts or Supplier Contracts.  For purposes of this Agreement, the Sellers’ “knowledge” (including similar phrases) means the knowledge that any employee, officer or director of any Seller actually has or the knowledge that any such person would be reasonably expected to obtain after making the same reasonable inquiry that a reasonably prudent business person would have made in the management and conduct of a business in order to gain a reasonable understanding of the matter.

3.5   Accounts Receivable and Payable.  Schedule 3.5(a) sets forth a complete and correct accounts receivable aging schedule for each of the accounts receivable of the Sellers relating to any of the Customer Contracts.  Except as set forth on Schedule 3.5(b), all of the accounts receivable of the Sellers relating to any of the Customer Contracts: (a) represent valid obligations of Customers arising from bona fide transactions entered into in the ordinary course of business; and (b) except for disputes in the ordinary course of business between the Sellers and Customers that could not reasonably be expected to adversely affect Buyer’s ability to collect on its accounts receivable from the applicable Customer after the applicable Closing, are current and collectible in full, without any counterclaim or set off, when due (and in no event later than ninety (90) days after the date hereof).  No Seller has modified, discounted, set off or accelerated the collection of any of its accounts receivable relating to any of the Customer Contracts.  Except as set forth on Schedule 3.5(c), no accounts payable of any Seller related to any of the Supplier Contracts has been outstanding for more than ninety (90) days.  No Seller has delayed any of the payment terms or otherwise paid any of the accounts payable of such Seller outside the ordinary course of its business consistent with past practice.

3.6   Title.  Except as set forth on Schedule 3.6, the Sellers are the sole beneficial and lawful owner of all of the Purchased Assets, no Seller has transferred to any other Person any ownership rights or ownership interest in any of the Purchased Assets, and the Sellers have good, valid and marketable title to all of the Purchased Assets, free and clear of any and all Encumbrances except for the encumbrances of the Senior Lenders and Subordinated Lenders.  The sale by the Sellers to Buyer of the Purchased Assets pursuant to this Agreement will convey to Buyer good, valid and marketable title to the Purchased Assets, free and clear of any and all Encumbrances, subject to waiver of liens in favor of the Senior Lenders and Subordinated Lenders, copies of which shall be delivered by the Sellers to Buyer at the Closings in accordance with Sections 2.3(b)(iii) and 2.5(b)(iii).

3.7   Telecom Law.

(a)   Except to the extent that would not reasonably be expected to prevent, delay or otherwise impede the ability of the parties to obtain the FCC Approval: (i) the Sellers are each in compliance, in all material respects, with applicable Telecom Law and each Seller has, in the past, conducted its business in compliance, in all material respects, with applicable Telecom Law; and (ii) no investigation, review or proceeding by any Telecom Regulatory Authority with respect to any Seller in relation to any actual or alleged violation of Telecom Law is pending or, to the Sellers’ knowledge, threatened, nor has any Seller received any notice from any Telecom Regulatory Authority indicating an intention to conduct the same.

(b)   For purposes of this Agreement, “Telecom Law” means: (i) the Communications Act of 1934, as amended (including by the Telecommunications Act of 1996); and (ii) any rules, regulations or policies promulgated by the FCC or any State Commission.

3.8   Sufficient Capital.  The Sellers reasonably believe that they have, and as of each Closing hereunder reasonably believe that they will continue to have, sufficient capital to fund operations of their business in the ordinary course of business consistent with past practice.

3.9   Brokers.  No Seller is obligated to pay any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement for which Buyer is or could become liable.

3.10   No Other Representations.  NONE OF THE SELLERS HAS MADE OR IS MAKING ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers as follows:

4.1   Existence; Good Standing; Authority; Enforceability.  Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.  Buyer has full corporate power and authority to execute, deliver and perform this Agreement.  The execution, delivery and performance of this Agreement by Buyer has been duly authorized and approved by Buyer and does not require any further authorization or consent of Buyer.  This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

4.2   Non-Contravention.  Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby nor compliance with or fulfillment of the terms, conditions and provisions hereof will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, or result in the creation or imposition of any Encumbrance upon any of its assets under: (a) the Organizational Documents of Buyer, (b) any agreement, instrument, right, restriction, license or obligation to which Buyer is a party or to which any of its assets is subject, (c) any judgment, order or decree of any state, federal or local court or tribunal to which Buyer is a party or to which any of its assets is subject, or (d) any federal or state law applicable to Buyer or its assets.

4.3   Brokers.  Buyer is not obligated to pay any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement for which any Seller is or could become liable

4.4   No Other Representations.  BUYER HAS NOT MADE AND IS NOT MAKING ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV.

ARTICLE V
CONDITIONS PRECEDENT TO BUYER’S PERFORMANCE

The obligation of Buyer to consummate each of the Closings under this Agreement is subject to the satisfaction, at or before such Closing, of all the conditions set out below in this Article V, unless waived by Buyer in writing on or prior to the Closing Date for such Closing.

5.1   Representations and Warranties; Covenants.  The representations and warranties of the Sellers contained in Article III shall have been true and correct when made and be true and correct in all respects (if qualified by materiality) or true and correct in all material respects (if not qualified by materiality), as of the

Closing Date for such Closing (except with respect to those representations and warranties that are made as of a specific date, only as of such date) and the Sellers shall have each duly performed and complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by them at or before such Closing.

5.2   No Changes or Destruction of Property.  Between the date hereof and the Closing Date for such Closing, there shall have been no material adverse change in the Purchased Assets that have not yet, as of the time of such Closing, been purchased by Buyer hereunder.

5.3   No Restraint or Litigation.  No action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

5.4   FCC Approval; Contractual Consents.  The FCC Approval shall have been obtained and each of the Contractual Consents applicable to such Closing shall have been obtained.

5.5   Closing Deliverables.  Buyer shall have received each of the items relating to such Closing described in Section 2.3 or 2.5, as applicable.

ARTICLE VI
CONDITIONS PRECEDENT TO SELLERS’ PERFORMANCE

The obligations of the Sellers to consummate each of the Closings under this Agreement are subject to the satisfaction, at or before such Closing, of all the conditions set out below in this Article VI, unless waived by the Sellers in writing on or prior to the Closing Date for such Closing.

6.1   Representations and Warranties; Covenants.  The representations and warranties of Buyer contained in Article IV shall have been true and correct when made and be true and correct in all respects (if qualified by materiality) or true and correct in all material respects (if not qualified by materiality), as of the Closing Date for such Closing (except with respect to those representations and warranties that are made as of a specific date, only as of such date) and Buyer shall have duly performed and complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it at or before such Closing.

6.2    No Restraint or Litigation.  No action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

6.3   Closing Deliverables.  The Sellers shall have received each of the items relating to such Closing described in Section 2.4 or 2.6, as applicable.

ARTICLE VII
TERMINATION

7.1   Methods of Termination.  This Agreement may be terminated as follows:

(a)   by mutual consent of Buyer and the Sellers;

(b)   by any party at any time following the Outside Date if all of the Closings have not occurred by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach of any provision of this Agreement shall have caused, or resulted in, the failure of the Closings to have occurred by the Outside Date (for the avoidance of doubt, provided that the Seller have not breached their respective obligations under Section 8.2 (Regulatory and Other

Approvals), the failure of the Sellers to obtain any necessary Lender Consents, Contractual Consents or the FCC Approval shall not constitute a breach of this Agreement);

(c)   by Buyer, upon a breach of any representation and warranty, covenant or agreement of the Sellers set forth in this Agreement, or if any representation and warranty of the Sellers set forth in this Agreement shall become untrue, in either case such that the conditions to the obligations of Buyer to consummate each of the Closings set forth in Section 5.1 would not be satisfied as of the time of such breach or as of the time such representation and warranty shall have become untrue; provided, however, that if such breach or untruth is curable by the Sellers prior to the Outside Date through the exercise of commercially reasonable efforts, then Buyer may not terminate this Agreement under this Section 7.1(c) prior to ten (10) Business Days following written notice having been provided by Buyer to the Sellers of such breach or untruth (and then only if such breach or untruth has not been cured);

(d)   by the Sellers, upon a breach of any representation and warranty, covenant or agreement of Buyer set forth in this Agreement or if any representation and warranty of Buyer set forth in this Agreement shall become untrue, in either case such that the conditions to the Sellers’ obligation to consummate each of the Closings set forth in Section 6.1 would not be satisfied as of the time of such breach or as of the time such representation and warranty shall have become untrue; provided, however, that if such breach or untruth is curable by Buyer prior to the Outside Date through the exercise of commercially reasonable efforts, then the Sellers may not terminate this Agreement under this Section 7.1(c) prior to ten (10) Business Days following written notice having been provided by the Sellers to Buyer of such breach or untruth (and then only if such breach or untruth has not been cured);

(e)   by either Buyer, on the one hand, or the Sellers, on the other hand, if any condition to such party’s obligation to consummate a Closing set forth in Article V or Article VI (as applicable) shall have become incapable of satisfaction (other than as provided in Sections 7.1(c) and (d)); provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to any party whose breach of any provision of this Agreement shall have caused, or resulted in, such Closing condition to have become incapable of satisfaction; or

(f)   by the Sellers pursuant to Section 8.5(a).

For purposes of this Agreement, the term “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.  Any termination made in accordance with Section 7.1(b), (c), (d), (e) or (f) shall be effective upon delivery of a notice of termination by the terminating party to each other party, which notice shall refer to the subsection of this Section 7.1 pursuant to which such termination is being made.

7.2   Procedure Upon Termination.  In the event of termination pursuant to Section 7.1 hereof, this Agreement shall terminate without further action by either of Buyer and the Sellers hereto.  If this Agreement is terminated as provided herein:

(a)   each party will, at its election, either destroy (and certify such destruction in a certificate executed by an officer of such party) or return all documents and other material relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

(b)   neither Buyer nor the Sellers shall be under any liability to the other Party hereto by reason of this Agreement, its negotiation or its said termination, whether for costs, expenses, damages or otherwise, except that: (i) any termination of this Agreement after the Initial Closing or any Subsequent Closing shall not affect the respective rights and obligations of the parties as they relate to the Closings that have occurred prior to the termination of this Agreement; and (ii) if such termination results from the willful breach by a party of any of its representations and warranties or covenants and agreements set forth in this Agreement, such party shall be fully liable for any and all Losses incurred or suffered by the other parties as a result of such willful breach, provided however, that notwithstanding anything to the contrary contained in this Agreement, the maximum liability of the Sellers on the one hand or the Buyer on the other hand for failure to close the transactions contemplated in this Agreement for any reason shall be $500,000 in the aggregate.

ARTICLE VIII
ADDITIONAL AGREEMENTS

8.1   Conduct Prior to Closing.  Except as directed by Buyer pursuant to this Agreement, from the date of this Agreement until the earlier to occur of: (x) the Closing; or (y) the termination of this Agreement pursuant to and in accordance with Section 7.1 (the “Pre-Closing Period”), each of the Sellers shall, solely to the extent that it would reasonably be expected to affect any of the Customer Contracts or the Supplier Contracts, conduct its business only in the ordinary course of business consistent with past practice, preserve intact its business organization and relationships with customers, suppliers and others having business dealings with it and keep available the services of each of its present officers and employees.  Without limiting the generality of the foregoing, except as directed by Buyer pursuant to this Agreement, during the Pre-Closing Period, the Sellers shall each:

(a)   not amend, waive, terminate, or take any action that would constitute a breach under, any Customer Contract or Supplier Contract, or enter into any new Customer Contract or Supplier Contract without the prior written consent of Buyer, which consent shall not be unreasonably withheld (provided that an appropriate adjustment shall be made to the Purchase Price for any new Customer Contract that is substituted for an existing Customer Contract in accordance with Section 2.1(b) to the extent that the gross margin is reduced or increased, consistent with the pricing methodology for such existing Customer Contract implied by Exhibit A hereto);

(b)   not permit any Encumbrance to encumber any of the Purchased Assets, or otherwise subject any of the Purchased Assets to any Encumbrance, except for Encumbrances incurred in connection with the refinancing of existing debt or an additional financing, in each case where a condition to such refinancing or additional financing is the waiver, in form and substance reasonably acceptable to Buyer, of all Encumbrances thereunder with respect to the sale of the Purchased Assets to Buyer;

(c)   solely to the extent relating to or affecting the Customer Contracts or the Supplier Contracts: (i) pay accounts payable and other obligations and liabilities only in the ordinary course of business consistent with past practices; and (ii) not modify the terms of, discount, setoff or accelerate the collection of any accounts receivable or any other debts owed to or claims held by such Seller, subject to: (A) the terms of Section 8.1(a) above, and (B) the Sellers’ right, with Buyer’s consent (not to be unreasonably withheld), to make modifications in the ordinary course of business intended to improve the Sellers’ position with respect to Customer Contracts; and

(d)   not take any action or fail to take any action that would result in any of the representations and warranties of the Sellers set forth in Article III to not continue to be true and correct as of each Closing;

Nothing contained in this Section 8.1 shall give Buyer, directly or indirectly, the right to control or direct the operations of any of the Sellers and the Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

8.2   Regulatory and Other Approvals.

(a)   During the Pre-Closing Period, Buyer and the Sellers shall, in good faith and in a timely manner, use their respective commercially reasonable efforts to take or cause to be taken all actions, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents, as may be required to cause the Closing conditions contained in Articles V and VI applicable to such party to be satisfied, and refrain from taking any actions that would have the effect of delaying, impeding or preventing satisfaction of any of the Closing conditions contained in Articles V and VI applicable to such party; provided that Buyer shall not be required to incur any out-of-pocket expenses in connection with any such matters.

(b)   Without limiting the generality of Section 8.2(a), during the Pre-Closing Period, Buyer and the Sellers shall use their respective commercially reasonable efforts to make all reasonably necessary or advisable filings with, obtain all reasonably necessary or advisable waivers, consents and approvals from the FCC and any other third parties (including the Contractual Consents).

(c)   During the Pre-Closing Period, Buyer, on the one hand, and the Sellers, on the other hand, shall: (i) provide regular written notices to the other party concerning, and otherwise keep the other party reasonably apprised of, the status of their process of obtaining the FCC Approval, the Contractual Consents and any other waivers, consents or approvals to be obtained in connection with the consummation of the transactions contemplated hereby (which shall include correct and complete copies of any correspondence or other communications received from the FCC or any other third party in connection therewith, to the extent not prohibited by currently existing confidentiality agreements); and (ii) each provide the other party with the right to review in advance, and consult with the other party on, any filing, consent or approval request, or other communication with or to the FCC or any other third party in connection with their process of obtaining any such waiver, consent or approval.

8.3   Non-Solicitation of Employees.  Except as otherwise agreed by the parties, during the Pre-Closing Period and for a period of two (2) years thereafter, the Sellers on the one hand (on behalf of themselves and their respective Affiliates), and Buyer on the other hand (on behalf of Buyer and its Affiliates), each agree not to directly or indirectly solicit for employment or performance of services or hire for employment or performance of services any of the persons employed by Sellers or their Affiliates (in the case of solicitation or hiring by Buyer or its Affiliates) or any of the persons employed by Buyer or its Affiliates (in the case of solicitation or hiring by any of Sellers or their Affiliates); provided, however, that: (i) no general advertisement or general solicitation (whether directly or through a recruiter), in each case which is not targeted to the persons referenced above, shall be deemed to be a solicitation thereof in violation of this Section 8.3; and (ii) either party shall be entitled to hire any person whose employment has been terminated by the other party (a resignation by the terminated person shall not be deemed a termination of employment by the other party for purposes hereof).  The terms of this Section 8.3 shall survive any termination of this Agreement.  For purposes of this Agreement, the term “Affiliate” shall have the same meaning as construed under Rule 405 promulgated under the Securities Act of 1933, as amended.  Notwithstanding anything to the contrary in this Section 8.3, the parties agree that Buyer shall have the right to solicit and employ each of the persons agreed upon by the parties..

8.4    Access to Information.  During the Pre-Closing Period, each of the Sellers shall permit Buyer and its representatives to have full access, during normal business hours and after reasonable prior notice to the Sellers, to the properties, books and records of the Sellers, solely to the extent relating to the Purchased Assets; provided, however, that the parties agree to cooperate so that any such access does not unreasonably interfere with the conduct of the business of the Sellers and further agree to comply, with respect to any information obtained pursuant to this Section 8.4, with the obligations set forth in the Confidentiality Agreement, dated October 12, 2009, between Buyer and Capital Growth Systems, Inc. d/b/a Global Capacity.

8.5   Termination for Convenience; Termination Fee.

(a)           The Sellers shall be entitled to terminate this Agreement for any reason prior to the occurrence of the Initial Closing by providing at least three (3) days prior written notice thereof to Buyer pursuant to the last paragraph of Section 7.1 and, in such event shall be obligated to pay to Buyer a five hundred thousand dollar ($500,000) cash termination fee to Buyer (the “Termination Fee”) promptly following the termination of this Agreement.

(b)           For the avoidance of doubt: (i) termination pursuant to Section 8.5(a) shall not be effective unless and until the Termination Fee has been received by Buyer; and (ii) Sellers shall not be obligated to pay the Termination Fee to Buyer if this Agreement is terminated pursuant to Sections 7.1(a), (b), (c), (d) or (e)..

8.6   Notification During the Pre-Closing Period of Breaches.  During the Pre-Closing Period, Buyer, on the one hand, and the Sellers, on the other hand, will each notify the other as soon as reasonably practicable (and in any event within three (3) Business Days) after it becomes aware of: (a) any material breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement; or (b) any fact or condition that would cause a condition to the other party’s obligation to consummate the Closing set forth in Article V or VI to not be satisfied.  No such notice provided shall be deemed to supplement or amend any of the representations and warranties of the party providing such notice for purposes of determining whether any of the conditions set forth in Section 5.1 or Section 6.1, as applicable, have been satisfied or in any way affect, limit or constitute a waiver of the liability of such party under this Agreement with respect to the matters set forth in such notice.

              8.7           Non-Competition.  In consideration of the Purchase Price to be paid by Buyer to the Sellers (which each Seller agrees and acknowledges constitutes adequate and sufficient consideration), each of the Sellers covenants and agrees that such Seller will not:

(a)   at any time during the two (2) year period after the Closing at which any Customer Contract is assigned to Buyer hereunder, directly or indirectly provide to underlying Customer(s) (or any of their affiliates Seller shall not provide any of the Circuit Legs that are the subject of the Customer Contracts to such Customers or their affiliates (for the avoidance of doubt, the restrictions in this Section 8.7 do not prohibit the sale of circuits by Sellers which do not include the Circuit Legs subject to the Customer Contracts being assigned to Buyer); or

(b)   at any time during the one (1) year period after the Closing at which any Customer Contract is assigned by Buyer hereunder, directly or indirectly provide to underlying Customer(s) (or any of their affiliates) any circuits for the transmission of telecommunications data in or relating to the United States of America or Canada.

Each Seller agrees and acknowledges that its covenants set forth above in this Section 8.7: (i) are reasonable in geographic and temporal scope and in all other respects; (ii) are fair to such Seller; and (iii) have been made in order to induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby and Buyer would not have entered into this Agreement or consummated the transactions contemplated hereby, but for the covenants of the Sellers contained in this Section 8.7.  If, at any time of enforcement of any of the provisions of this Section 8.7, a court determines that the duration, scope or area restrictions stated herein are not enforceable under applicable law, the parties agree that the maximum duration, scope or area (as applicable) permitted by applicable law shall be substituted for the duration, area or scope (as applicable) stated herein and the court shall be authorized by the parties to revise the restrictions contained herein to cover such maximum duration, area or scope (as applicable).

               8.8    Sales Tax.  Any sales, use, or transfer tax directly attributable to the sale or transfer of the Purchased Assets shall be paid by the party statutorily required to pay the same.

ARTICLE IX
INDEMNIFICATION

9.1   Survival of Representations.  Each of the respective representations and warranties of the Sellers and Buyer contained in this Agreement shall survive for a period of eighteen (18) months following the termination of this Agreement or the applicable Closing, whichever is first, except that: (a) the representations and warranties of the Sellers set forth in Section 3.1 (Existence; Good Standing; Authority; Enforceability), Section 3.6 (Title to Assets) and Section 3.9 (Brokers) shall survive indefinitely; and (b) the representations and warranties of Buyer set forth in Section 4.1 (Existence; Good Standing; Authority; Enforceability) and Section 4.3 (Brokers) shall survive indefinitely.  Notwithstanding anything to the contrary in this Section 9.1, if a Notice of Claim has been provided by an Indemnified Party to an Indemnifying Party concerning the breach of a representation and warranty set forth in this Agreement prior to the end of the survival period that would otherwise apply to such representation and warranty, the end of the survival period of such representation and warranty shall be extended, solely with respect to such claim and any other claim reasonably related thereto or concerning the same facts, until such later date as such claim(s) have been fully and finally resolved in accordance with this Article IX.

9.2   Indemnification.

(a)   Indemnification by the Sellers.  Subject to the other provisions of this Article IX, the Sellers shall jointly and severally indemnify Buyer, each of its Affiliates, and its and their respective directors, officers, employees, stockholders, partners, members, managers, agents and representatives (each, a “Buyer Indemnified Party”) for any Losses of such Buyer Indemnified Party resulting from, arising out of, or relating to: (i) any breach of, or inaccuracy in, any representation and warranty of any of the Sellers set forth in Article III; (ii) any breach of any covenant or agreement of any of the Sellers contained in this Agreement; (iii) any inaccuracy in the Seller Closing Certificate; or (iv) any of the Excluded Liabilities, provided however that the maximum liability that Sellers shall have for failure to consummate the Initial Closing due to any breach of this Agreement  by any of  Sellers causing such failure to close shall be $500,000 in the aggregate.

(b)   Indemnification by Buyer.  Subject to the other provisions of this Article IX, Buyer shall indemnify the Sellers and each of their respective Affiliates, directors, officers, employees, stockholders, partners, members, managers, agents and representatives (each, a “Seller Indemnified Party”) for any Losses of such Seller Indemnified Party resulting from, arising out of, or relating to: (i) any breach of, or inaccuracy in, any representation and warranty of Buyer set forth in Article IV; (ii) any covenant or agreement of Buyer contained in this Agreement; (iii) any inaccuracy in the Buyer Closing Certificate; or (iv) any of the Assumed Liabilities, provided however that the maximum liability that Buyer shall have for failure to consummate the Initial Closing due to any breach of this Agreement by Buyer causing such failure to close shall be $500,000 in the aggregate.

9.3   Indemnification Claim Procedure.  If any Buyer Indemnified Party or Seller Indemnified Party, as applicable, in such capacity (the “Indemnified Party”), learns of any matter that it believes will entitle the Indemnified Party to indemnification from any of the Sellers or Buyer, as applicable, in such capacity (the “Indemnifying Party”) under this Article IX, the Indemnified Party shall provide to Indemnifying Party notice describing the matter in reasonable detail, including the nature of the claim, the basis for the indemnification obligation and, to the extent reasonably estimable, the estimated Losses resulting therefrom (a “Notice of Claim”).  The Indemnifying Party shall have ten (10) days after its receipt of the Notice of Claim to respond to the claim(s) described therein in a written notice to the Indemnified Party (a “Dispute Notice”) setting forth, in reasonable detail, the Indemnifying Party’s objection(s) to the claim(s) and its bases for such objection(s).  If the Indemnifying Party fails to provide a Dispute Notice with such time period, the Indemnifying Party will be deemed to have conceded the claim(s) set forth in the Notice of Claim.  If the Indemnifying Party does not dispute, in its Dispute Notice, all of the claims set forth in the corresponding Notice of Claim, the Indemnifying Party shall be deemed to have conceded any claims to which it has not disputed in such Dispute Notice.  If the Indemnifying Party provides a Dispute Notice within such time period, the Indemnified Party and the Indemnifying Party shall negotiate in good faith resolution of the disputed claim(s) for a period of not less than twenty (20) days after the response is provided.  If the Indemnifying Party and the Indemnified Party are unable to resolve any such claim(s) within such time period, the Indemnified Party shall be entitled to pursue any legal remedies available to the Indemnified Party against the Indemnifying Party with respect to the unresolved claim(s).

9.4   Satisfaction of Indemnification Obligations.  Any amount that any Indemnifying Party is required to pay to any Indemnified Party under this Article IX shall be paid promptly (and in any event within five (5) days) after such amount has been determined to be due under this Article IX and any such payment that is not made in full within such five (5) days period will thereafter bear interest, compounded annually, at a rate equal to the prime rate in effect from time to time (as published in The Wall Street Journal) plus two (2) percentage points, until paid in full.

9.5   Materiality and Material Adverse Effect Qualifiers.  All materiality qualifications contained in the representations and warranties of the parties set forth in this Agreement (however they may be phrased) shall be taken into account for purposes of this Article IX solely for purposes of determining whether a breach of, or in accuracy in, such representation and warranty has occurred and, if such breach or inaccuracy has occurred, all such materiality qualifications shall be ignored and not given any effect for purposes of determining the amount of Losses arising out of or relating to such breach of, or inaccuracy in, such representation and warranty under this Article IX.

9.6   Reliance.  The respective representations and warranties made by the Sellers in Article III and by Buyer in Article IV are made by each such party with the knowledge and expectation that the other party is placing complete reliance thereon in entering into, and performing its obligations under, this Agreement.  No investigation made by or the benefit of any Indemnified Party or any of its representatives, nor any information or knowledge acquired or held by any Indemnified Party, whether the result of any such investigation or otherwise (including as a result of disclosure of any such information on any disclosure schedule hereto), shall in any way limit, constitute a waiver of, or a defense to, any right of such Indemnified Party to receive indemnification pursuant to this Article IX from the applicable Indemnifying Party with respect to any of the representations and warranties of the Indemnifying Party set forth in this Agreement.

9.7   Definitions.  For purposes of this Agreement: (a) “Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, Expenses, deficiencies or other charges; and (b) “Expenses” includes all expenses incurred by a party for court costs, legal fees, filing fees and other professional fees.

ARTICLE X
MISCELLANEOUS

10.1   Expenses.  Except as otherwise expressly set forth herein, each of the parties shall pay all of their respective costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and related documents and in Closing and carrying out the transactions contemplated by this Agreement.

10.2   Headings.  The subject headings of the sections and subsections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

10.3   Entire Agreement; Amendment; Waiver.  This Agreement, and the Exhibits attached hereto, constitute the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties (whether oral or written) with respect to the subject matter hereof, including any letter of intent, exclusivity agreement, term sheet or memorandum of terms entered into or exchanged by the parties.  No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties which states that it constitutes a supplement, modification or amendment to this Agreement.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver and delivered to the other parties which states that it constitutes a waiver under this Agreement and specifies the provision hereof being waived.

10.4   Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts to this Agreement may be exchanged by facsimile or other electronic transmission method.

10.5   No Third Party Beneficiaries.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over against any party to this Agreement.

10.6   Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given, delivered and received: (a) when delivered, if delivered personally by a commercial messenger delivery service with verification of delivery, (b) four (4) days after mailing, when sent by registered or certified mail, return receipt requested and postage prepaid, or (c) one (1) Business Day after delivery to a private courier service, when delivered to a private courier service providing documented overnight service, in each case addressed as follows:

To any Seller at:	Capital Growth Systems, Inc. c/o Patrick C. Shutt 200 South Wacker Drive, Suite 1650 Chicago, Illinois 60606
with a copy (which shall not constitute notice) to:	Mitchell D. Goldsmith Shefsky & Froelich Ltd. 111 E. Wacker Dr., Suite 2800 Chicago, Illinois 60601

To Buyer at:	Global Telecom & Technology Americas, Inc. 8484 Westpark Dr., Suite 720 McLean, Virginia 22102 Attention: Christopher McKee, General Counsel
with a copy (which shall not constitute notice) to:	Brad E. Mutschelknaus, Esq. Kelley Drye & Warren LLP 3050 K Street, N.W., Suite 400 Washington, D.C. 20007

Any party may change its address for purposes of this Section 10.6 by giving the other parties written notice of the new address in the manner set forth above. Each communication transmitted in the manner described in this Section 10.6 shall be deemed to have been provided, received and become effective for all purposes at the time it shall have been: (x) delivered to the addressee as indicated by the return receipt (if transmitted by mail) or the affidavit or receipt of the messenger (if transmitted by personal delivery or courier service); or (y) presented for delivery to the addressee as so addressed during normal business hours, if such delivery shall have been rejected, denied or refused for any reason or, in each case, at such other address as may be specified in writing to the other parties hereto.

10.7   GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF ILLINOIS.  ANY ACTION TO ENFORCE THE TERMS OF THIS AGREEMENT SHALL BE LITIGATED IN THE STATE OR FEDERAL COURTS SITUATED IN COOK COUNTY, ILLINOIS, TO WHICH JURISDICTION AND VENUE EACH OF THE PARTIES CONSENTS.

10.8   WAIVER OF PUNITIVE AND OTHER DAMAGES AND JURY TRIAL.

(a)   EXCEPT FOR INDEMNIFICATION FOR SUCH DAMAGES INCURRED BY A PARTY AND ACTUALLY PAID TO A THIRD PARTY, THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY PROCEEDING ARISING OUT OF OR RESULTING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)   EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.

10.9   Successors and Assigns.  The rights and obligations of the Sellers and Buyer under this Agreement shall not be assignable or delegable, without the written consent of the other parties; provided, however, that Buyer shall have the right, without the consent of the Sellers but with prior notice to the Sellers, to: (a) assign its rights and obligations hereunder to any Affiliate thereof or to any successor of all or substantially all of its businesses or assets, in each case that assumes this Agreement provided that Buyer agrees to remain liable to Sellers for any obligations of any assignee of Buyer (or its assigns) pursuant to this Agreement; or (b) collaterally assign its rights hereunder to any lender.  Any purported assignment or delegation in violation of this Section 10.9 will be void.  Subject to the preceding sentences of this Section 10.9, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

10.10   Remedies.  Except as noted in the last sentence of this Section 10.10, each of the parties shall have and retain all rights and remedies, at law or in equity, including rights to specific performance and injunctive or other equitable relief, arising out of or relating to a breach or threatened breach of this Agreement.  Without limiting the generality of the foregoing, subject to the last sentence of this Section 10.10, each of the parties acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced.  Therefore, subject to the last sentence of this Section 10.10, the rights and obligations of the parties shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and shall be granted in connection therewith, without the necessity of posting a bond or other security or proving actual damages and without regard to the adequacy of any remedy at law.  Subject to the last sentence of this Section 10.10, a party’s right to specific performance or injunctive relief shall be in addition to all other legal or equitable remedies available to such party.  Notwithstanding anything to the contrary in this Section 10.10, Buyer shall not be entitled to the remedy of specific performance to compel the Sellers to consummate the transactions contemplated by this Agreement in the event that the Initial Closing does not occur for any reason.

10.11   Further Actions.  Subject to the terms and conditions of this Agreement, each of the parties, at its own cost and expense, in good faith and in a timely manner, shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate actions, do or cause to be done all things necessary, proper or advisable, and execute, deliver and acknowledge such documents and other papers as may be required to carry out the provisions of this Agreement and to give effect to the consummation of the transactions contemplated by this Agreement.

10.12   Construction.  This Agreement shall be construed without regard to the identity of the persons who drafted its various provisions; each and every provision of this Agreement shall be construed as though all of the parties participated equally in the drafting of the same, and any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.  Unless otherwise expressly specified in this Agreement: (a) the words “hereof”, “hereby” and “hereunder,” and correlative words, refer to this Agreement as a whole and not any particular provision; (b) the words “include”, “includes” and “including”, and correlative words, are deemed to be followed by the phrase “without limitation”; (c) the word “or” is not exclusive and is deemed to have the meaning “and/or”; (d) references in this Agreement to a “party” means Buyer or any of the Sellers and to the “parties” means Buyer and all of the Sellers; (e) the masculine, feminine or neuter form of a word includes the other forms of such word and the singular form of a word includes the plural form of such word; (f) references to a Person shall include the successors and assigns thereof; (g) references made in this Agreement to an Article, Section, Schedule or Exhibit mean an Article or Section of, or a Schedule or Exhibit to, this Agreement; (h) and (i) any capitalized term used but not defined in a Schedule or Exhibit to this Agreement shall have the meaning set forth in this Agreement.

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IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

SELLERS: CAPITAL GROWTH SYSTEMS, INC. By: /s/ George A. King Name: George A. King Title: President
GLOBAL CAPACITY GROUP, INC. By: /s/ George A. King Name: George A. King Title: President
GLOBAL CAPACITY DIRECT, LLC F/K/A VANCO DIRECT USA, LLC By: /s/ George A. King Name: George A. King Title: President
BUYER: GLOBAL TELECOM & TECHNOLOGY AMERICAS, INC. By: /s/ Chris McKee Name: Chris McKee Title: General Counsel and Secretary

Exhibit A:

Customer Contracts and Circuits

[attached]

Exhibit B:

Supplier Contracts

[attached]